Over The Top Ladder

We believe OTTL is a safer and more efficient alternative to traditional ladders. Our patented curved configuration provides a better vantage point and clearance for tasks like accessing the top of a vehicle or reaching areas obstructed by furniture or machinery.


INTRODUCING
THE
OVER
THE
TOP
LADDER

Invest

$99.54 minimum investment

DEADLINE: July 11, 2025

in 3 months

UNIT PRICE
$0.63

TOTAL RAISED ON NETCAPITAL
$24,237

TOTAL RAISED THIS ROUND
$24,237

VALUATION THIS ROUND
$5,040,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Introducing Over The Top Ladder (OTTL), a patented, new generation specialty ladder that is one of the first curved ladders ever developed. **While being both lightweight and compact, Over The Top Ladder is a telescopic, bow-shaped ladder with cushioned padding and adjustable footing.** Originally created to address the needs of the auto/transportation industry by solving problems such as safely accessing the top of larger vehicles (SUVs, RVs and buses, etc.) the OTTL has numerous other applications including reaching obstructed areas and is useful in administering building/home repairs, indoor and outdoor cleaning, maintenance and industrial builds.

The revolutionary configuration enables the reach to extend further from the base, on which the footing of the ladder rests. **Our design works with gravity to naturally use the users body weight to ground the ladder.** This helps prevent tip-overs, making OTTL safer than traditional ladders.

Due to its adaptable and versatile design, OTTL can be marketed to the business, consumer and government markets. In addition, our plan is to sell to wholesalers and distributors worldwide.

SUCCESS TO DATE

- Patents – 2 utility patents and 1 designer patent
- Prototypes – Physical working prototypes that demonstrate functionality
- Safety Testing – OTTL is constructed to exceed ANSI/OSHA standards.
- We have also done preliminary testing with a leading product testing laboratory.

Car Enthusiasts Love Over The Top Ladder

> "Technicians, they'll love it, because it's quick access all the way around the vehicle
>
> — Actual Technician Manager

> "You don't have to step on the tire and reach over the car awkwardly - that's just a balancing act. The Over The Top Ladder is sturdy.
>
> — Actual Truck Owner

> "I like to wash my vehicle and keep it prestine, and I would definitely consider purchasing it.
>
> — Actual Car Enthusiast

PROBLEM

From construction sites to reaching the top shelf of a kitchen cabinet, ladders are an integral part of our society. **Yet traditional ladder design has not changed much to improve safety**; in the US, 81% of falls treated in the emergency room involve ladders. Each year, there are 500,000+ ladder injuries. Furthermore, fall fatalities from heights of 10 feet or less are most common.

To address this issue, we created the ladder for tomorrow – today!

Improving upon safety was a major factor in developing the Over The Top Ladder. It was designed to solve the problems of safely washing, repairing, loading and removing snow from the top of vehicles as well as barriers of reaching high items including those obstructed by objects such as furniture or appliances.

SOLUTION

To address safety issues and obstructions associated with traditional ladders, we created a unique curved telescopic ladder that **S.A.V.E.S.** – Over The Top Ladder is:


Safe
Accessibility enhanced
Vantage Point improved
Easy to use
Saves time



Over The Top Ladder has also been **granted 3 patents** with the U.S. Patent and Trademark Office (8215453, 8708102, D841190).

You may no longer have to worry about being too far away or reaching at awkward positions when using other ladders like the A-frame ladder. OTTL's soft cushioned padding protects delicate surfaces including your walls, vehicles and cabinets, allowing you to lean the ladder against these items without damage or scratches.

Use the Over The Top Ladder for most of your ladder needs both inside your home and outdoors. It can be used to access the top of vehicles for washing, detailing, repairing, loading equipment and removing snow. It extends to multiple heights and collapses for easy storage in tight spaces. It is lightweight and portable so you can carry it almost anywhere you need to lean a ladder.

BUSINESS MODEL

Over The Top Ladders may appeal to a global market. Our ladders are constructed with **high-grade aluminium alloy and are color anodized** to be aesthetically pleasing to the consumer market. They are **portable and lightweight** in construction having a weight of 15lb or less for the 8-foot model. We hope to rollout with our 14-foot version to appeal to a multiple markets.

B2B markets include the auto industry (detailers, aftermarket technicians and repair) and general contractors. OTTL also may appeal to B2C markets like SUV and RV owners, DIYers and homeowners.

Furthermore, we have the capacity to tailor our ladders to better serve specific markets. For example, we plan to create a rugged version of the ladder that includes **combat uniform printing to accommodate the needs of individual military branches**. Retractable ladders made for certain vehicle sectors (such as MRAP) is another example of military use.

We have also demonstrated our ladder to the **firefighter community** and they were excited about the design and lightweight for accessing tight quarters.

And, we plan to encrypt insignia on our ladders for personalization and licensing opportunities such as **branding for universities, sports teams or other logos.**

MARKET

The single ladder market includes various types of ladders that are designed for use by a single person and are widely used in construction, home improvement, and maintenance applications.

According to MarketWatch, the outlook for specialty ladders 2023 – 2028 looks promising. Digital Journal's latest report shows the **single ladder market was valued at $3.2B in 2023**, and it is expected to reach close to $4.8B in 2030.

The demand for single ladders is driven by various factors such as the:

- growing construction industry
- increasing demand for home improvement and DIY projects
- need for regular maintenance and repair of buildings and infrastructure
- rising awareness of workplace safety regulations

Overall, the rise of e-commerce and online shopping platforms has made it easier for consumers to purchase ladders online as well.

TEAM



Larry D. Mickens
Inventor

Larry "stumbled" upon the idea for Over The Top Ladder as a result of an accident. One day, while standing in a slippery doorjam cleaning the roof of his SUV, Larry's foot slipped and he hit his chin on the roof. As he gathered himself, he thought there must be a better way. That is when Larry had his "ah-ha moment" and envisioned one of the first curved ladders. Larry has taken his idea from a design scribbled on a napkin, to being granted three U.S. patents and producing working prototypes of his unique ladder.



Teri Hamilton-Mickens
Administrator

Teri is the administrator for Over The Top Ladder. From maintaining operations to directing marketing efforts for Over The Top Ladder, Teri is the go-to for getting things done. She has 20+ years of experience in business administration, marketing and human resources.



Chandra Sekar
Engineering & Development

Mr. Sekar is the engineer that co-created the prototypes for Over The Top Ladder and provided manufacturing options in India. He brings 15 years experience in industrial and product design strategy. Chandra also personally ensured that our ladder exceeded ANSI/OSHA standards.



Guru Ragvendra
Engineering & Development

Mr. Ragvendra has 10+ years experience in design strategy and product engineering. He is a co-creator for the ladder prototypes and spearheaded manufacturing options for OTTL in India.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Marketing	$37,751	15.1%
Research & Development	$50,000	20.0%
Trade Shows	$50,000	20.0%
Product Development	$100,000	40.0%
Intermediary fees	$12,250	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of membership units, under registration exemption 4(a)(6), in Over the Top Ladder, LLC dba Over The Top Ladder. This offering must reach its target of at least $10,000 by its offering deadline of July 11, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,396,825 units
× $0.63 per unit

$5,290,000 implied valuation

FINANCIALS

Over The Top Ladder's official name is Over the Top Ladder, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 3, 2024
- Form C/A on January 31, 2024
- Form C/A on March 25, 2024
- Form C/A on April 2, 2024
- Form C/A on May 30, 2024
- Form C/A on July 30, 2024
- Form C/A on October 30, 2024
- Form C/A on January 16, 2025
- Form C/A on March 31, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Mar 31, 2025 • Filed Form C/A

Jan 16, 2025 • Filed Form C/A

Oct 30, 2024 • Filed Form C/A

Jul 30, 2024 • Filed Form C/A

May 30, 2024 • Filed Form C/A

May 6, 2024 • Dear Investors and Supporters, We want to...

Apr 2, 2024 • Filed Form C/A

Mar 25, 2024 • Filed Form C/A

Jan 31, 2024 • Filed Form C/A

Jan 4, 2024 • Primary offering of 396,825 units at $0.63

Jan 3, 2024 • Filed Form C

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